EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Arlington Asset Investment Corp. of our report dated February 26, 2021 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Arlington Asset Investment Corp.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

June 15, 2021